UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2013

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1230 Peachtree St. NE Atlanta, GA, Suite 1000	30309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 446-0050

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 DEPARTURE OF CERTAIN OFFICERS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 16, 2013, Streamline Health Solutions, Inc. (“Streamline Health” or the “Company”) announced that Stephen H. Murdock would be resigning as the Company’s Senior Vice President, Chief Financial Officer and Secretary effective as May 22, 2013.  Accordingly, Mr. Murdock’s employment agreement with the Company will terminate on that date.  The Company and Mr. Murdock intend to enter into a Separation Agreement dated May 22, 2013 (the “Separation Agreement”).  Pursuant to the Separation Agreement, the Company will pay Mr. Murdock severance of $137,500 and Mr. Murdock’s stock options will continue to vest through June 30, 2013, after which any unvested options are forfeited.  Mr. Murdock will remain bound by the restrictive covenants and acknowledgements included in his Employment Agreement.  The foregoing summary of the Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On May 16, 2013, the Company announced that Nicholas A. Meeks will be appointed as Senior Vice President, Chief Financial Officer and Secretary effective May 22, 2013.  Mr. Meeks, 29, a CFA and experienced financial planning and analysis executive, joined the Company in 2012 as Vice President of Financial Planning.  Prior to joining the Company, Mr. Meeks served since 2008 in various roles, including as the Director of Financial Planning and Analysis, at Chamberlin Edmonds & Associates, a benefit eligibility and enrollment firm, which was acquired in October 2010 by Emdeon, Inc., a provider of revenue and payment cycle management and clinical information exchange solutions.  Subsequent to the acquisition, he became head of finance for Provider Payment Integrity, an operating subsidiary of Emdeon.

In connection with his appointment as Senior Vice President, Chief Financial Officer and Secretary, Mr. Meeks will enter into an employment agreement effective May 22, 2013 (the “Agreement”), which was approved by the Board of Directors of the Company on May 14, 2013.  Mr. Meeks’ employment term under the Agreement runs until May 22, 2014 and automatically renews in successive one-year periods, unless sooner terminated as provided in the Agreement.

Pursuant to the Agreement, Mr. Meeks will receive an annual base salary of $200,000, which is subject to annual increases as determined by the Company’s Compensation Committee and/or Board of Directors.  Mr. Meeks is also eligible to earn an annual bonus award based upon the achievement of performance targets set by the Company’s Compensation Committee, with a target annual bonus equal to 40% of his base salary.

In connection with the Agreement, Mr. Meeks will be awarded a stock option for 100,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at an option price equal to the fair market value of the Company’s Common Stock on the date of grant, May 22, 2013.  This stock option will vest in 36 monthly installments commencing on the first month after the grant date and has a ten-year term.

If the Company terminates Mr. Meeks’ employment for reasons other than good cause, death or continued disability or if Mr. Meeks terminates employment for good reason, Mr. Meeks will generally be entitled to receive: (1) accrued but unpaid salary through his termination date; (2) reimbursement of expenses incurred prior to his termination date; and (3) an amount equal to 50% the sum of (A) his annual base salary then in effect and (B) an amount equal to the higher of his bonus for the prior fiscal year or his target bonus for the fiscal year in which termination occurs.

Mr. Meeks is also subject to a covenant not to disclose the Company’s confidential information during his employment term and for two years thereafter, except in the case of trade secrets, which he has agreed not to disclose for so long after his termination as such information remains a trade secret (or for the maximum period of time otherwise allowed under applicable law).  During his employment and for a period of two years following his termination, he is also subject to non-solicitation covenants relating to customers or clients with whom he had material contact and Company employees or independent contractors who performed work for the Company within the last year of his employment.  He is also subject to a covenant not to compete, which is limited to that area within the United States and the Canadian provinces of Quebec and Alberta in which the Company does business during the two-year period preceding his termination.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

In addition, the Company also announced the appointment of Carolyn Zelnio, 49, as Vice President and Chief Accounting Officer effective as of May 14, 2013.  Ms. Zelnio joins the Company after serving as an independent consultant between June 2011 and May 2013 and CFO for numerous private equity backed firms, including Aderant, Inc., a global financial management software company (from April 2010 to June 2011); and Purewire, Inc., a Software-as-a-Service web security company, acquired by Barracuda Networks, Inc. (from November 2008 to December 2009).  Prior to such service, she also spent 8 years in various financial leadership roles at Witness Systems, Inc., a software firm.  Ms. Zelnio was granted stock options for 75,000 shares of common stock of the Company under the Company's 2005 Incentive Compensation Plan.  The option will vest in equal annual installments during the first three years of her employment.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Separation Agreement dated May 22, 2013 between Streamline Health Solutions, Inc. and Stephen H. Murdock
10.2	Employment Agreement effective May 22, 2013 between Streamline Health Solutions, Inc. and Nicholas A. Meeks
99.1	Streamline Health Solutions, Inc. Press Release dated May 16, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.

Date: May 20, 2013

	By:	/s/ Stephen H. Murdock
Stephen H. Murdock
Chief Financial Officer